Exhibit 99.3

   M  A  C  K  —  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

For Immediate Release

MACK-CALI REALTY CORPORATION

ANNOUNCES THIRD QUARTER 2016 RESULTS

Jersey City, New Jersey—October 25, 2016—Mack-Cali Realty Corporation (NYSE: CLI) today reported its results for the third quarter 2016.

Recent highlights include:

•             Net income (loss) of $(0.10) per diluted share for the quarter;

•             Funds from Operations (FFO) per diluted share increased 17.6% to $0.60; with Core FFO growth of 16.7% to $0.56 for the quarter;

•             Increased rental rates by 9.1% on a GAAP basis and 2.3% on a cash basis;

•             Overall portfolio 87.7% leased at quarter end; a 2.2% improvement over third quarter 2015;

•             Core/Waterfront/Flex properties 90.3% leased at quarter end;

•             664,000 square feet leased in third quarter;

•             Acquired 111 River Street, a 566,000 square-foot office property in Hoboken, NJ for $235 million;

•             Completed $465 million in property sales year-to-date;

•             Purchased $114.9 million of its 7.75% bonds due August 2019;

•             Declared $0.15 per share quarterly common stock dividend;

•             Increased 2016 Core FFO guidance of $2.14 to $2.16; and

•             Introduced 2017 FFO guidance of $2.25 to $2.40 per diluted share.

Michael J. DeMarco, president, commented “We continued to successfully execute against our strategic initiatives making meaningful strides across all aspects of the enterprise including improvements in our operations, portfolio composition and capital structure.  The progress completed to date gives us the confidence to introduce preliminary 2017 guidance that would again represent meaningful year-over-year growth.  While we have made great progress, there are many additional opportunities to extract value.  Our singular focus is to position Mack-Cali for improved cash flow and growth over the long term.”

FINANCIAL HIGHLIGHTS

* All per share amounts presented below are on a diluted basis.

Net income (loss) available to common shareholders for the quarter ended September 30, 2016 amounted to $(8.5) million, or $(0.10) per share, as compared to $(126.9) million, or $(1.42) per share, for the quarter ended September 30, 2015.  For the nine months ended September 30, 2016, net income (loss) available to common shareholders equaled $102.0 million, or $1.13 per share, as compared to $(94.0) million, or $(1.05) per share, for the same period last year.  Included in net income (loss) for the quarter ended September 30, 2016 was $17.1 million of a net loss from property-related transactions, and net loss from extinguishment of debt of $19.3 million, which were partially offset by $21.7 million of equity in earnings from refinancing proceeds received from a joint venture.  The total net non-controlling interests for these items was $1.6 million.

Funds from operations (FFO) for the quarter ended September 30, 2016 amounted to $59.9 million, or $0.60 per share, as compared to $51.5 million, or $0.51 per share, for the quarter ended September 30, 2015.  For the nine months ended September 30, 2016, FFO equaled $172.2 million, or $1.71 per share, as compared to $141.1 million, or $1.41 per share, for the same period last year.

For the third quarter 2016, Core FFO was $0.56 per share after adjusting for certain items, primarily $21.7 million from a joint venture loan refinancing, and a $19.3 million loss from extinguishment of debt.  The quarter’s Core FFO per share of $0.56 increased 16.7 percent from the same quarter last year primarily due to increased base rents in 2016.

OPERATING HIGHLIGHTS

Mack-Cali’s consolidated commercial in-service portfolio was 87.7 percent leased at September 30, 2016, as compared to 86.7 percent leased at June 30, 2016 and 85.8 percent leased at September 30, 2015.

For the quarter ended September 30, 2016, the Company executed 62 leases at its consolidated in-service commercial portfolio totaling 664,490 square feet. Of these totals, 289,991 square feet were for new leases and 374,499 square feet were for lease renewals and other tenant retention transactions.  Lease transactions included 216,205 square feet in Core properties, 150,454 square feet in Waterfront properties, 241,634 square feet in Flex properties and 56,197 square feet in Non-Core properties. Lease spreads on a GAAP basis were 16.2 percent for new leases and 8.3 percent for renewed or retained leases, for an average of 9.1 percent for the quarter.

Mitchell E. Rudin, chief executive officer, commented “Mack-Cali’s repositioning efforts are well underway.  Interest in our properties are strong as evidenced by our occupancy gains and lease success year-to-date.  We remain keenly focused on 2017 expirations and feel confident in our ability to minimize exposure to potential vacancies.”

RECENT TRANSACTIONS

In July, the Company purchased a 566,000 square-foot class A office asset on the Hudson River waterfront in Hoboken, NJ, for approximately $235 million.

The Company sold approximately $465 million of assets for year to date 2016. Currently, Mack-Cali has contracts out for an additional $265 million of office sales.

BALANCE SHEET/CAPITAL MARKETS

In furtherance of its plan to lengthen its debt maturity profile and reduce its average cost of debt, the Company completed the following financing activity in the quarter:

Closed on a $250 million mortgage loan secured by 101 Hudson Street, its 1.2 million-square-foot Class A office building located on the Hudson River waterfront in Jersey City, NJ. The loan has a ten-year term, interest only and has an effective annual interest rate of 3.197 percent;

Closed on a $59 million mortgage loan secured by Portside 7, its 175-unit, luxury multi-family community located on the Boston Harbor waterfront. The loan has a seven-year term, interest only and has an effective annual interest rate of 3.569 percent;

The Company’s joint venture with Hyatt Corporation completed a $100 million mortgage loan refinancing, secured by the venture’s 350-room Hyatt Regency on the Hudson in Jersey City, NJ. The loan has a ten-year term, interest only and has an effective annual interest rate of 3.668 percent.  At the closing, the Company received a distribution from the venture of approximately $18 million representing its share of the excess proceeds of the refinancing;

Proceeds from the completed financing activity were used primarily to repay outstanding secured and unsecured debt;

In September, the Company purchased $114.9 million of its 7.75 percent unsecured bonds scheduled to mature in 2019 paying 115.977 percent of the face amount of the notes, plus accrued and unpaid interest.

As a result of the successful execution of these highlighted financing activities, at quarter end, the Company’s $2.5 billion of total debt had a weighted average interest rate of 4.48 percent, down from 4.79 percent at June 30. Additionally, at quarter end, the weighted average maturity of its indebtedness was 3.93 years, up from 3.38 years at June 30.  As of September 30, 2016, the Company had a debt-to-undepreciated assets ratio of 42.4 percent and an interest coverage ratio of 3.3 times for the quarter ended September 30, 2016.

DIVIDENDS

In September, the Company’s Board of Directors declared a cash dividend of $0.15 per common share (indicating an annual rate of $0.60 per common share) for the third quarter 2016, which was paid on October 14, 2016 to shareholders of records as of October 5, 2016.

GUIDANCE/OUTLOOK

Based on recent results the Company is updating its guidance on net income, FFO and Core FFO per diluted share for the full year 2016 and providing initial 2017 guidance, as follows:

	Full Year		Full Year
	2016 Range		2017 Range
Net income available to common shareholders	$1.18	$1.20	$0.30	$0.45
Add (deduct):
Real estate-related depreciation and amortization on continuing operations	1.97		1.95
Gain on change of control of interests	(0.15)		—
Realized (gains) losses and unrealized losses on disposition of rental property, net	(0.68)		—
Gain on sale of investment in unconsolidated joint ventures	(0.06)		—

Funds from operations	$2.26	$2.28	$2.25	$2.40
Add:
Acquisition-related costs	$0.03		—
Dead deal costs	0.01		—
Deduct/Add:
Net real estate tax appeal proceeds	(0.01)		—
Equity in earnings from joint venture refinancing proceeds	(0.22)		—
Net (gain) loss from extinguishment of debt	0.07		—

Core funds from operations	$2.14	$2.16	$2.25	$2.40

These estimates reflect management’s view of current market conditions and certain assumptions with regard to rental rates, occupancy levels and other assumptions/projections. Actual results could differ from these estimates.

CONFERENCE CALL/SUPPLEMENTAL INFORMATION

An earnings conference call with management is scheduled for October 26, 2016 at 9:30 a.m. Eastern Time, which will be broadcast live via the Internet at:

http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=96021&eventID=5239346

The live conference call is also accessible by calling (719) 325-2444 and requesting the Mack-Cali conference call.

The conference call will be rebroadcast on Mack-Cali’s website at https://www.mack-cali.com/investors/events-presentations/ beginning at 2:00 p.m. Eastern Time on October 26, 2016 through November 2, 2016.

A replay of the call will also be accessible during the same time period by calling (719) 457-0820 and using the pass code, 9056063.

Copies of Mack-Cali’s Form 10-Q and Supplemental Operating and Financial Data are available on Mack-Cali’s website, as follows:

Third Quarter 2016 Form 10-Q:

https://www.mack-cali.com/media/975382/3rdquarter10q16.pdf

Third Quarter 2016 Supplemental Operating and Financial Data:

https://www.mack-cali.com/media/975385/3rdquartersp16.pdf

Third Quarter 2016 Supplemental Operating and Financial Data for Roseland Residential Platform:

https://www.mack-cali.com/media/975388/3rdquartersp16Roseland.pdf

In addition, these items are available upon request from:

Mack-Cali Investor Relations Department - Deidre Crockett

Harborside 3, 210 Hudson St., Ste. 400, Jersey City, New Jersey 07311

(732) 590-1025

INFORMATION ABOUT FFO

Funds from operations (“FFO”) is defined as net income (loss) before noncontrolling interests of unitholders, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from depreciable rental property transactions, and impairments related to depreciable rental property, plus real estate-related depreciation and amortization. The Company believes that FFO per share is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that as FFO per share excludes the effect of depreciation, gains (or losses) from sales of properties and impairments related to depreciable rental property (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO per share can facilitate comparison of operating performance between equity REITs.

FFO per share should not be considered as an alternative to net income available to common shareholders per share as an indication of the Company’s performance or to cash flows as a measure of liquidity.  FFO per share presented herein is not necessarily comparable to FFO per share presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company’s FFO per share is comparable to the FFO per share of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per share to FFO per share is included in the financial tables accompanying this press release.

Core FFO is defined as FFO, as adjusted for certain items to facilitate comparative measurement of the Company’s performance over time.  Core FFO is presented solely as supplemental disclosure that the Company’s management believes provides useful information to investors and analysts of its results, after adjusting for certain items to facilitate comparability of its performance from period to period. Core FFO is a non-GAAP financial measure that is not intended to represent cash flow and is not indicative of cash flows provided by operating activities as determined in accordance with GAAP.  As there is not a generally accepted definition established for Core FFO, the Company’s measures of Core FFO may not be comparable to the Core FFO reported by other REITs.  A reconciliation of net income per share to Core FFO in dollars and per share is included in the financial tables accompanying this press release.

ABOUT THE COMPANY

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets.  Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

The information in this press release must be read in conjunction with, and is modified in its entirety by, the Quarterly Report on Form 10-Q (the “10-Q”) filed by the Company for the same period with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”). In particular, the financial information contained herein is subject to and qualified by reference to the financial statements contained in the 10-Q, the footnotes thereto and the limitations set forth therein. Investors may not rely on the press release without reference to the 10-Q and the Public Filings.

We consider portions of this report, including the documents incorporated by reference, to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of such act.  Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue” or comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Contact:	Michael J. DeMarco	Anthony Krug	Deidre Crockett
	President	Chief Financial Officer	Director of Investor Relations
	(732) 590-1589	(732) 590-1030	(732) 590-1025

Mack-Cali Realty Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
REVENUES
Base rents	$129,523	$119,707	$380,133	$364,746
Escalations and recoveries from tenants	16,177	15,050	45,248	49,291
Real estate services	6,650	7,510	19,931	22,555
Parking income	3,443	2,749	10,131	8,141
Other income	1,724	1,142	4,224	3,707
Total revenues	157,517	146,158	459,667	448,440

EXPENSES
Real estate taxes	20,606	19,143	66,250	63,005
Utilities	14,127	13,172	38,658	44,146
Operating services	25,553	24,535	76,309	78,607
Real estate services expenses	6,361	6,673	19,418	19,520
General and administrative	14,007	13,670	39,011	36,558
Acquisition-related costs	815	—	2,854	111
Depreciation and amortization	48,117	44,099	134,639	127,266
Impairments	—	164,176	—	164,176
Total expenses	129,586	285,468	377,139	533,389
Operating income (loss)	27,931	(139,310)	82,528	(84,949)

OTHER (EXPENSE) INCOME
Interest expense	(24,233)	(24,689)	(72,158)	(78,677)
Interest and other investment income (loss)	1,262	5	739	563
Equity in earnings (loss) of unconsolidated joint ventures	21,790	3,135	19,622	(2,723)
Gain on change of control of interests	—	—	15,347	—
Realized gains (losses) and unrealized losses on disposition of rental property, net	(17,053)	18,718	68,664	53,261
Gain on sale of investment in unconsolidated joint venture	—	—	5,670	6,448
Loss from extinguishment of debt, net	(19,302)	—	(6,882)	—
Total other income (expense)	(37,536)	(2,831)	31,002	(21,128)
Net income (loss)	(9,605)	(142,141)	113,530	(106,077)
Noncontrolling interest in consolidated joint ventures	65	(281)	460	582
Noncontrolling interest in Operating Partnership	999	15,530	(11,947)	11,461
Net income (loss) available to common shareholders	$(8,541)	$(126,892)	$102,043	$(94,034)

Basic earnings per common share:
Net income (loss) available to common shareholders	$(0.10)	$(1.42)	$1.14	$(1.05)

Diluted earnings per common share:
Net income (loss) available to common shareholders	$(0.10)	$(1.42)	$1.13	$(1.05)

Basic weighted average shares outstanding	89,755	89,249	89,739	89,229

Diluted weighted average shares outstanding	100,253	100,172	100,486	100,236

Mack-Cali Realty Corporation

Statements of Funds from Operations

(in thousands, except per share/unit amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (loss) available to common shareholders	$(8,541)	$(126,892)	$102,043	$(94,034)
Add (deduct): Noncontrolling interest in Operating Partnership	(999)	(15,530)	11,947	(11,461)
Real estate-related depreciation and amortization on continuing operations (a)	52,371	48,503	147,872	142,168
Impairments	—	164,176	—	164,176
Gain on change of control of interests	—	—	(15,347)	—
Realized (gains) losses and unrealized losses on disposition of rental property, net	17,053	(18,718)	(68,664)	(53,261)
Gain on sale of investment in unconsolidated joint venture	—	—	(5,670)	(6,448)
Funds from operations (b)	$59,884	$51,539	$172,181	$141,140

Diluted weighted average shares/units outstanding (c)	100,253	100,172	100,486	100,236

Funds from operations per share/unit-diluted	$0.60	$0.51	$1.71	$1.41

Dividends declared per common share	$0.15	$0.15	$0.45	$0.45

Dividend payout ratio:
Funds from operations-diluted	25.11%	29.15%	26.26%	31.96%

Supplemental Information:
Non-incremental revenue generating capital expenditures:
Building improvements	$5,883	$5,631	$14,389	$20,193
Tenant improvements & leasing commissions (d)	$8,208	$7,808	$35,017	$19,217
Tenant improvements & leasing commissions on space vacant for more than a year	$20,456	$7,475	$50,387	$24,799
Straight-line rent adjustments (e)	$4,378	$1,419	$11,331	$1,336
Amortization of (above)/below market lease intangibles, net (f)	$1,043	$127	$1,488	$552
Non real estate depreciation and amortization	$305	$236	$717	$722
Amortization of deferred financing costs	$1,234	$945	$3,583	$2,846

(a)

Includes the Company’s share from unconsolidated joint ventures of $4,559 and $4,845 for the three months ended September 30, 2016 and 2015, respectively, and $13,948 and $15,828 for the nine months ended September 30, 2016 and 2015, respectively. Excludes non-real estate-related depreciation and amortization of $305 and $236 for the three months ended September 30, 2016 and 2015, respectively, and $717 and $722 for the nine months ended September 30, 2016 and 2015, respectively, and depreciation expense allocable to the Company’s noncontrolling interest in consolidated joint ventures of $80 and $151 for the three months ended September 30, 2016 and 2015, respectively, and $335 and $453 for the nine months ended September 30, 2016 and 2015, respectively.

(b)	Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.
(c)

Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,498 and 10,923 shares for the three months ended September 30, 2016 and 2015, respectively, and 10,502 and 11,008 shares for the nine months ended September 30, 2016 and 2015, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

(d)	Excludes expenditures for tenant spaces that have not been owned for at least a year.
(e)

Includes the Company’s share from unconsolidated joint ventures of $362 and $138 for the three months ended September 30, 2016 and 2015, respectively, and $511 and $676 for the nine months ended September 30, 2016 and 2015, respetively.

(f)

Includes the Company’s share from unconsolidated joint ventures of $95 and $95 for the three months ended September 30, 2016 and 2015, respectively, and $285 and $333 for the nine months ended September 30, 2016 and 2015, respetively.

Mack-Cali Realty Corporation

Statements of Funds from Operations (FFO) and Core FFO per Diluted Share

(amounts are per diluted share, except share counts in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (loss) available to common shareholders	$(0.10)	$(1.42)	$1.13	$(1.05)
Add (deduct): Real estate-related depreciation and amortization on continuing operations (a)	0.52	0.48	1.47	1.42
Impairments	—	1.64	—	1.64
Gain on change of control of interests	—	—	(0.15)	—
Realized (gains) losses and unrealized losses on disposition of rental property, net	0.17	(0.19)	(0.68)	(0.53)
Gain on sale of investment in unconsolidated joint venture	—	—	(0.06)	(0.06)
Noncontrolling interest/rounding adjustment	0.01	—	—	(0.01)
Funds from operations (b)	$0.60	$0.51	$1.71	$1.41

Add/(Deduct):
Acquisition-related costs	$0.01	—	$0.03	—
Dead deal costs	—	—	0.01	—
Severance/separation costs	—	$0.02	—	$0.02
Mark-to-market interest rate swap	(0.01)	—	—	—
Net real estate tax proceeds	(0.01)	(0.02)	(0.01)	(0.04)
Equity in earnings from joint venture refinancing proceeds	(0.22)	(0.04)	(0.22)	(0.04)
Loss from extinguishment of debt, net	0.19	—	0.07	—
Noncontrolling interest/rounding adjustment	—	0.01	—	—
Core FFO	$0.56	$0.48	$1.59	$1.35

Diluted weighted average shares/units outstanding (c)	100,253	100,172	100,486	100,236

(a)

Includes the Company’s share from unconsolidated joint ventures of $0.05 and $0.05 for the three months ended September 30, 2016 and 2015, respectively, and $0.14 and $0.16 for the nine months ended September 30, 2016 and 2015, respectively.

(b)	Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.
(c)

Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,498 and 10,923 shares for the three months ended September 30, 2016 and 2015, respectively, and 10,502 and 11,008 shares for the nine months ended September 30, 2016 and 2015, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

Mack-Cali Realty Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts) (unaudited)

	September 30,	December 31,
	2016	2015
Assets
Rental property
Land and leasehold interests	$667,095	$735,696
Buildings and improvements	3,821,332	3,648,238
Tenant improvements	361,301	408,617
Furniture, fixtures and equipment	19,622	15,167
	4,869,350	4,807,718
Less – accumulated depreciation and amortization	(1,351,825)	(1,464,482)
	3,517,525	3,343,236
Rental property held for sale, net	102,798	—
Net investment in rental property	3,620,323	3,343,236
Cash and cash equivalents	21,555	37,077
Investments in unconsolidated joint ventures	319,807	303,457
Unbilled rents receivable, net	105,547	120,246
Deferred charges, goodwill and other assets, net	303,654	203,850
Restricted cash	54,784	35,343
Accounts receivable, net of allowance for doubtful accounts of $1,308 and $1,407	9,949	10,754

Total assets	$4,435,619	$4,053,963

Liabilities and Equity
Senior unsecured notes	$951,275	$1,263,782
Unsecured term loan, net	347,830	—
Revolving credit facility	95,000	155,000
Mortgages, loans payable and other obligations, net	1,061,204	726,611
Dividends and distributions payable	15,233	15,582
Accounts payable, accrued expenses and other liabilities	185,326	135,057
Rents received in advance and security deposits	48,314	49,739
Accrued interest payable	17,613	24,484
Total liabilities	2,721,795	2,370,255
Commitments and contingencies

Equity:
Mack-Cali Realty Corporation stockholders’ equity:
Common stock, $0.01 par value, 190,000,000 shares authorized,
89,647,337 and 89,583,950 shares outstanding	897	896
Additional paid-in capital	2,574,999	2,570,392
Dividends in excess of net earnings	(1,053,910)	(1,115,612)
Accumulated other comprehensive loss	(6,739)	—
Total Mack-Cali Realty Corporation stockholders’ equity	1,515,247	1,455,676

Noncontrolling interests in subsidiaries:
Operating Partnership	177,440	170,891
Consolidated joint ventures	21,137	57,141
Total noncontrolling interests in subsidiaries	198,577	228,032

Total equity	1,713,824	1,683,708

Total liabilities and equity	$4,435,619	$4,053,963